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                                                                    EXHIBIT 99.2


Contacts:
Brenda Bennett
Western Digital Corporation
425.869.6467
brenda.j.bennett@wdc.com

Bob Blair
949-932-7834
bob.blair@wdc.com



FOR IMMEDIATE RELEASE:
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WESTERN DIGITAL SHIFTS FULL ENTERPRISE FOCUS TO DATA CONTENT MANAGEMENT SYSTEMS
AND SOFTWARE; EXITING ENTERPRISE HARD DRIVE BUSINESS; PREANNOUNCES THAT DECEMBER
          QUARTER RESULTS WILL BE SIGNIFICANTLY BETTER THAN CONSENSUS

               DESKTOP HDD BUSINESS INTACT; ROCHESTER, MINNESOTA
                      ENTERPRISE HDD DESIGN CENTER CLOSING


IRVINE, CA. -- January 19, 2000 -- Western Digital Corporation (NYSE:WDC) today announced that it will exit the enterprise hard drive business and shift its full strategic focus and resources in the enterprise space to Internet-related data content management systems and management software. Western Digital's Rochester, Minnesota-based enterprise hard drive design center will cease operations, resulting in a special charge against operations in the company's 2000 fiscal third quarter, which ends March 31.

         The Company also announced that its operating loss for the 2000 fiscal second quarter, which ended December 31, was significantly lower than the Wall Street analysts' consensus estimates of approximately $100 million, before previously-announced special charges. Western Digital attributed the better operating performance to improved pricing and demand conditions



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in the desktop hard drive business, improved operational efficiencies, cost structure reductions, and the Company's successful implementation of a desktop product recall begun in September. The Company will formally announce its December quarter results on January 25.

         "We are exiting the enterprise hard drive business because our share has been declining in a market that is getting increasingly competitive with fewer suppliers required, yet which demands continued major investments to be a dominant player, " said Matt Massengill, Western Digital's president and chief executive officer, who emphasized that Western Digital would remain a major supplier of desktop and home entertainment hard drives. "Coupled with recent indications from two major enterprise- class OEM customers that they are reducing their number of enterprise HDD suppliers and our own lack of execution in the enterprise business over the last year, these trends made it clear that this was the right decision now for Western Digital."

         Massengill indicated that WD would fully support its enterprise drive installed-base customers throughout the products' life cycle and that the Company expects to sell its remaining enterprise drives through the balance of the calendar year. In the fiscal year ending July 3, 1999, the enterprise drives product line accounted for approximately 11% of Western Digital's $2.8 billion in revenue.

         "The greater promise for Western Digital in the enterprise market," said Massengill, "is to claim more of the opportunity created by the Internet in emerging high-growth markets without established players, in managing the content, flow and security of the growing amounts of stored data. We have the talent, intellectual property, heritage of innovation, and the vision to assert a much broader role for WD in storage on the Internet. Our first such initiative is through Connex, a wholly-owned subsidiary, which expects to begin shipments of its first product into


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the NAS/SAN market later this month. Another subsidiary, SageTree , is focused on data warehousing software and services. This is the direction we've set for the company in the enterprise market, and subsequent initiatives and technology investments will reflect this strategy."

         Western Digital opened its Rochester operation in December of 1994, to be run as a separate business unit focused on the enterprise hard drive market. The Rochester facility was transformed into a Design Center last year. From initial product launch , the Rochester group gained a noteworthy market share of up to 8% and brought it first products to market within just 18 months of its opening. However, the enterprise hard drive market is dominated by two players, and improved execution by the other second tier players has diluted margins and made the market more competitive and price sensitive. Western Digital currently employs approximately 420 people in its Rochester enterprise drive operation. These employees will be given consideration for job openings at WD operations in San Jose and Irvine, California, although it is anticipated the vast majority will be laid off and given severance and outplacement packages.

         The Company also indicated it has signed a purchase agreement with the Mayo Foundation for the sale of its Rochester research and development facility, subject to Mayo Foundation's board of trustee approval at their scheduled February meeting. The sale price of the facility is not being disclosed.

         Massengill stated: "We are grateful to our WD Rochester people for having made such an impressive early impact in serving this market and a gallant effort to succeed as the space became more competitive. We also greatly appreciate the support we have received from the greater Rochester community over the last five years."


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         Western Digital Corporation is a leading manufacturer of hard drives used for information storage in desktop computers and home entertainment electronic products. Long known for its involvement in hard drive interface architecture, Western Digital created the Integrated Drive Electronics (IDE) interface that became the personal computer hard drive interface standard in 1986. Through its Connex subsidiary, the company serves users of network-attached storage systems and enterprise-wide storage area networks. Western Digital was founded in 1970 and is well recognized for its storage and end-market systems-level design knowledge. The company's products are marketed to leading systems manufacturers and selected resellers under the Western Digital brand name. Its home page can be found on the World Wide Web at www.westerndigital.com.

         This release contains forward-looking statements, including statements relating to support of enterprise customers, future sales of enterprise drives, shipments of the first Connex products, and future initiatives in the enterprise market. The forward looking statements are based on current management expectations, and actual results may differ materially as a result of several factors, including: requirements of the Company's customers; overall supply and customer demand in the hard drive industry; changes in customer order patterns; business conditions and growth in the enterprise computing industry; successful development and sale of Connex's first product for the networked attached storage market; and other factors discussed in the Company's recent SEC filings. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of such statements.

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Western Digital is a registered trademark of Western Digital Corporation. All other brand and product names mentioned herein are the property of their respective companies.


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